Exhibit 9
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                                  $38,500,000


                               CREDIT AGREEMENT


                         Dated as of December 23, 1996


                                    among


                            JWC ACQUISITION I, INC.
                                as the Borrower

                                     and


                           THE LENDERS NAMED HEREIN


                                      and


                               NATIONSBANK, N.A.
                          as the Administrative Agent





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
                               TABLE OF CONTENTS


                                                                        Page


ARTICLE I  Definitions
         SECTION 1.01.  Defined Terms
         SECTION 1.02.  Terms Generally

ARTICLE II  The Credits
         SECTION 2.01.  Commitments
         SECTION 2.02.  Loans
         SECTION 2.03.  Borrowing Procedure
         SECTION 2.04.  Evidence of Debt; Repayment of Loans
         SECTION 2.05.  Fees
         SECTION 2.06.  Interest on Loans
         SECTION 2.07.  Default Interest
         SECTION 2.08.  Alternate Rate of Interest
         SECTION 2.10.  Conversion and Continuation of Borrowings
         SECTION 2.11.  Prepayment
         SECTION 2.12.  Reserve Requirements; Change in Circumstances
         SECTION 2.13.  Change in Legality
         SECTION 2.14.  Indemnity
         SECTION 2.15.  Pro Rata Treatment
         SECTION 2.16.  Sharing of Setoffs
         SECTION 2.17.  Payments
         SECTION 2.18.  Taxes
         SECTION 2.19.  Assignment of Commitments Under Certain
                        Circumstances; Duty to Mitigate

ARTICLE III  Representations and Warranties
         SECTION 3.01.  Organization; Powers
         SECTION 3.02.  Authorization
         SECTION 3.03.  Enforceability
         SECTION 3.04.  Governmental Approvals
         SECTION 3.05.  Financial Statements
         SECTION 3.06.  No Material Adverse Change
         SECTION 3.07.  Title to Properties; Possession Under Leases
         SECTION 3.08.  The Subsidiaries
         SECTION 3.09.  Litigation; Compliance with Laws
         SECTION 3.10.  Agreements
         SECTION 3.11.  Federal Reserve Regulations
         SECTION 3.12.  Investment Company Act; Public Utility
                        Holding Company Act
         SECTION 3.13.  Use of Proceeds
         SECTION 3.14.  Tax Returns
         SECTION 3.15.  No Material Misstatements
         SECTION 3.16.  Employee Benefit Plans
         SECTION 3.17.  Solvency
         SECTION 3.18.  Insurance
         SECTION 3.19.  Labor Matters
         SECTION 3.20.  Environmental Matters
         SECTION 3.21. Survival of Representations and Warranties, etc.
         SECTION 3.22.  Incorporation of Merger Agreement
                        Representations

ARTICLE IV  Conditions of Lending
         SECTION 4.01.  All Credit Events
         SECTION 4.02.  First Credit Event

ARTICLE V  Affirmative Covenants
         SECTION 5.01.  Existence; Businesses and Properties
         SECTION 5.02.  Insurance
         SECTION 5.03.  Obligations and Taxes
         SECTION 5.04.  Financial Statements, Reports, etc.
         SECTION 5.05.  Litigation and Other Notices
         SECTION 5.06.  Employee Benefits
         SECTION 5.07.  Maintaining Records; Access to Properties and
                        Inspections
         SECTION 5.08.  Use of Proceeds
         SECTION 5.09.  Compliance with Environmental Laws
         SECTION 5.10.  Compliance with Material Contracts

ARTICLE VI  Negative Covenants
         SECTION 6.01.  Indebtedness
         SECTION 6.02.  Liens
         SECTION 6.03.  Sale and Lease Back Transactions
         SECTION 6.04.  Investments, Acquisitions, Loans and Advances
         SECTION 6.05.  Mergers, Consolidations and Sales of Assets
         SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends
         SECTION 6.07.  Transactions with Affiliates
         SECTION 6.08.  Limitation on Restrictive Agreements
         SECTION 6.09.  Amendments to Organizational Documents


ARTICLE VII  Events of Default


ARTICLE VIII  The Administrative Agent


ARTICLE IX  Miscellaneous
         SECTION 9.01.  Notices
         SECTION 9.02.  Survival of Agreement
         SECTION 9.03.  Binding Effect
         SECTION 9.04.  Successors and Assigns
         SECTION 9.05.  Expenses; Indemnity
         SECTION 9.06.  Right of Setoff
         SECTION 9.07.  Applicable Law
         SECTION 9.08.  Waivers; Amendment
         SECTION 9.09.  Interest Rate Limitation
         SECTION 9.10.  Entire Agreement
         SECTION 9.11.  Waiver Of Jury Trial
         SECTION 9.12.  Severability
         SECTION 9.13.  Counterparts
         SECTION 9.14.  Headings
         SECTION 9.15.  Jurisdiction; Consent to Service of Process
         SECTION 9.16.  Confidentiality

                            Exhibits and Schedules

Exhibits

Exhibit A                 -       Form of Administrative Questionnaire
Exhibit B                 -       Form of Assignment and Acceptance

Exhibit C                 -       Form of Borrowing Request
Exhibit D                 -       Form of Compliance Certificate


Schedules

Schedule 2.01             -       Lenders and Commitments
Schedule 3.08             -       Subsidiaries
Schedule 3.09             -       Litigation
Schedule 3.10             -       Restrictive Material Agreements
Schedule 3.18             -       Insurance
Schedule 6.01             -       Subsidiary Indebtedness
Schedule 6.02             -       Liens
Schedule 6.04             -       Investments

<F1> The bracketed text should only be included when the Compliance
Certificate is delivered with the interim financial statements.

                            JWC ACQUISITION I, INC.
                                  $38,500,000

                               CREDIT AGREEMENT

         This CREDIT AGREEMENT (this "Agreement"), dated as of December 23, 1996, among JWC ACQUISITION I, INC., a Delaware corporation (the "Borrower"), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given it in Article I hereof), and NATIONSBANK, N.A., a national banking association, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders.

                 The Borrower has requested the Lenders to extend secured credit at any time and from time to time prior to the Maturity Date, in the form of (a) Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $5,880,000 and (b) Term Loans in an aggregate principal amount not to exceed $32,620,000. The proceeds of the Revolving Loans shall be used by the Borrower solely to
         (i) finance the Management Stock Purchase and Open Market Purchases, and (ii) pay interest, fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby. The proceeds of the Term Loans shall be used by the Borrower to (i) finance, in part, the Additional Stock Purchase and (ii) pay fees and expenses incurred in connection with the Additional Stock Purchase, such fees and expenses not to exceed $1,000,000.

                 The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

         Accordingly, the parties hereto agree as follows:

                                   ARTICLE I
                                  Definitions
                                  -----------

         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

         "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

         "ABR Loan" shall mean any Loan bearing interest at the Alternate Base Rate in accordance with the provisions of Article II hereof.

         "Additional Stock Purchase" shall mean the purchase by the Borrower pursuant to the Securities Purchase Agreement of (i) 5,783,515 shares of Target Stock from Target Shareholder at a price per share of Target Stock of $14.00 and (ii) the Warrants.

         "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the quotient of (x) the LIBO Rate divided by (y) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (ii) the Applicable Percentage. The Adjusted LIBO Rate shall apply to Interest Periods of one or two months, in each case, if determined available by the Administrative Agent. The Adjusted LIBO Rate shall be subject to availability with respect to the Lenders and to Section
2.13 hereof. Once determined, the Adjusted LIBO Rate shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

         "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A hereto.

         "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the Applicable Percentage, plus (ii) the greater of (A) the Prime Rate in effect on such day, and (B) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1 %. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (B) of the preceding sentence, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Applicable Law" shall mean in respect of any Person, all provisions of Laws of tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party.

         "Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable percentage set forth below under the caption "Eurodollar Margin" or "ABR Margin," as the case may be, then in effect for purposes hereof:

                               Eurodollar                ABR
                                 Margin                Margin
                               ----------              ------
Prior to the occurrence
of An Event of Default            3.50%                 1.50%

Following the occurrence
of an Event of Default            5.50%                 3.50%

         "Asset Disposition" shall mean, with respect to any Person: (i) the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) or (ii) the issuance, sale, conveyance, disposition or other transfer by such Person of any Capital Stock of such Person or ownership, membership or other equity interests in such Person; provided, however, that notwithstanding the foregoing, the term "Asset Disposition" shall not include the sale, lease, conveyance, disposition or other transfer of any assets in the ordinary course of business.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B hereto or such other form as shall be approved by the Administrative Agent.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrowing" shall mean Loans of a single Type made by the Lenders in accordance with the terms hereof on a single date and as to which a single Interest Period is in effect.

         "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 hereof and substantially in the form of Exhibit C hereto.

         "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Capital Stock" shall mean, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation and each class of partnership interests (including, without limitation, general, limited and preference units) in any Person that is a partnership.

         A "Change in Control" shall be deemed to have occurred if any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall (a) own directly or indirectly, beneficially or of record, shares of Capital Stock of the Target, the Borrower or Holding representing a majority of the aggregate ordinary voting power, or (b) control a majority of the seats on the Board of Directors of the Borrower or Holding, or (c) have effective voting control of the Target, the Borrower or Holding, unless such Person or group is JWC or the other stockholders of Holding as of the Closing Date.

         "Closing Date" shall mean the date of the first Credit Event.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean first priority and perfected Liens in (a) 100% of the Capital Stock and the Warrants of the Target acquired by the Borrower in any Stock Purchase, (b) all of the Borrower's other assets, including all of the Borrower's right, title and interest in and under the Merger Agreement and (c) all other present and future real and personal property of the Borrower and its Subsidiaries (other than the Target and its Subsidiaries).

         "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01 hereto, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 hereof or pursuant to Section 2.19 hereof and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 hereof.

         "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(b) hereof.

         "Compliance Certificate" shall mean a compliance certificate, substantially in the form of Exhibit D hereto, and certifying that there exists no Default or Event of Default at the time of delivery thereof.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have the meanings correlative thereto.

         "Credit Event" shall have the meaning assigned to such term in
Section 4.01 hereto.

         "Debtor Relief Laws" shall mean applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

         "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "dollars" or "$" shall mean lawful money of the United States of America.

         "Environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or as otherwise defined in any Environmental Law.

         "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

         "Environmental Law" shall mean any and all applicable present and future treaties, Laws, codes, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. Sections 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

         "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

         "Equity Financing" shall mean the issuance and sale of not less than $50,300,000 of equity of Holding, of which (a) not less than $40,300,000 shall be provided through the issuance and sale for cash of common stock of Holding, including a cash contribution to Holding by JWC of not less than $25,300,000, the net cash proceeds of which shall be contributed to the Borrower, and (b) not less than $10,000,000 shall be provided through the issuance and sale for cash of preferred stock of Holding.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA upon the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable.

         "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

         "Eurodollar Loans" shall mean Loans bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II hereof.

         "Event of Default" shall have the meaning assigned to such term in
Article VII hereof.

         "Fee Letters" shall mean (a) that certain Fee Letter dated November 26, 1996, among the Borrower, Holding, JWC, NCMI and the Administrative Agent (the "Administrative Agent's Fee Letter") and (b) any other fee letters executed from time to time among the Borrower, the Administrative Agent and any of the Lenders, as each may be amended, extended, increased, revised or substituted from time to time.

         "Fees" shall mean the Underwriting Fee, the Commitment Fee and the Ticking Fee.

         "Financial Officer" of any corporation shall mean the president, any vice president or the treasurer of such corporation.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantee" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, and (d) to guaranty the obligations, payments by or performance of, a Person that is not a wholly owned direct or indirect Subsidiary of the Borrower; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "Guarantors" shall mean Holding and all domestic Subsidiaries of the Borrower from time to time.

         "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature the presence of which requires Remedial Action pursuant to any Environmental Law.

         "Highest Lawful Rate" shall mean at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

         "Holding" shall mean CT Holding, Inc., a Delaware corporation which is the parent of the Borrower.

         "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits with such Person or advances to such Person of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all

Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (i) all obligations of such Person as an account party in respect to letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

         "Initial Stock Purchase" shall mean the purchase by the Borrower, pursuant to the Merger Agreement, of 1,048,214 shares of Target Stock owned by the Target Shareholder at a price per share of Target Stock of $14.00.

         "Interest Payment Date" shall mean, with respect to any Loan or other amount payable hereunder, the last day of each Interest Period during the term of this Agreement and the Maturity Date.

         "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1 or 2 months thereafter, if determined available by the Administrative Agent, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10 hereof or repaid or prepaid in accordance with
Section 2.11 hereof; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

         "JWC" shall mean J.W. Childs Equity Partners, L.P., a Delaware limited partnership.

         "Law" shall mean any applicable constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any tribunal.

         "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.01 hereto (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

         "LIBO Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11: 00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBO Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest one one-hundredth (1/100) of one percent (1%)) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBOR Reserve Percentage" shall mean, with respect to any Interest Period, the percentage which is in effect on the first day of such period under Regulation D of the Board, as such regulation may be amended from time to time, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserves) applicable to any Lender with respect to eurocurrency liabilities (as that term is defined in Regulation D). The Adjusted LIBO Rate for any Eurodollar Borrowing shall be adjusted for any change in the LIBOR Reserve Percentage.

         "Lien" shall mean, with respect to any asset: (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan" shall mean a Revolving Loan or a Term Loan made in accordance with the terms of this Agreement, and collectively, the Revolving Loans and the Term Loans.

         "Loan Papers" shall mean this Agreement, the Security Agreement, the Pledge Agreements the promissory notes evidencing the Loans, all guaranties of the Obligations executed by the Guarantors, Fee Letters, financing statements, Assignment and Acceptances and all other documents, instruments, agreements or certificates executed or delivered from time to time by any Person in connection with this Agreement or as security for the Obligations hereunder, granting Collateral or otherwise, as each such agreement may be amended, modified, substituted, replaced or extended from time to time.

         "Management Stock Purchase" shall mean the purchase by the Borrower of 146,299 shares of Target Stock from certain members of senior management of the Target at a price per share of Target Stock of $14.00.

         "Margin Stock" shall have the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, or financial condition of Holding, the Borrower, the Target and the Subsidiaries of the Borrower, taken as a whole,

(b) material impairment of the ability of any Obligor or the Target to perform any of its obligations under this Agreement, under any other Loan Paper, under the Merger Agreement or under any other agreement executed or delivered in connection herewith or therewith or (c) material impairment of the enforceability of this Agreement, any other Loan Paper, the Securities Purchase Agreement, the Merger Agreement or the Loans.

         "Maturity Date" shall mean the earlier to occur of (a) the consummation of the Merger of the Target with the Borrower pursuant to the Merger Agreement and (b) April 30, 1997.

         "Maximum Amount" means the maximum amount of interest which, under Applicable Law, the Administrative Agent or any Lender is permitted to charge on the Obligations.

         "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 27, 1996 by and among the Target, JWC, Holding and the Borrower.

         "Merger Commitment" shall mean the written commitment dated November 26, 1996 of NationsBridge, L.L.C. to provide up to $100,000,000 in bridge loans to the Borrower in connection with the transactions contemplated by the Merger Agreement.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "NationsBank" shall mean NationsBank, N.A., a national banking association.

         "NCMI" shall mean NationsBanc Capital Markets, Inc., a Delaware corporation.

         "Net Cash Proceeds" shall mean with respect to any Asset Disposition:
(i) the gross amount of any cash paid to or received by the Borrower or any of its Subsidiaries in respect of such Asset Disposition (including (a) payments of principal or interest, or cash proceeds from the sale or other disposition in respect of noncash consideration, and (b) insurance proceeds, condemnation awards and payments from time to time in respect of installment obligations, if applicable), less (ii) the amount, if any, of (x) the Borrower's good faith best estimate of all taxes attributable to such Asset Disposition which it in good faith expects to be paid in the taxable year in which such Asset Disposition shall occur or in the next taxable year, (y) reasonable and customary fees, discounts, commissions, costs and other expenses (other than those payable to the Borrower or any Affiliate of the Borrower), which are incurred in connection with such Asset Disposition and are payable by the Borrower or any of its Subsidiaries and (z) in the case of an Asset Disposition that is a sale, transfer or other disposition of assets or properties, proceeds required to discharge Liens in respect of such assets or properties permitted by Section 6.02 hereof.

         "Note Retirement" shall mean the retirement by the Target of the $16,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2002 issued by the Target to the Target Shareholder at an aggregate price of $16,000,000.

         "Obligations" shall mean all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of the Borrower and/or any Obligor to the Lenders and the Administrative Agent arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by the Administrative Agent for the preparation of the Loan Papers and consummation of this credit facility, execution of waivers, amendments and consents, and in connection with the enforcement or the collection of all or any part thereof, and reasonable attorneys' fees incurred by the Lenders in connection with the enforcement or the collection of all or any part of the Obligations during the continuance of an Event of Default, in each case whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by the Borrower, each other Obligor and any other Person (other than the Administrative Agent or the Lenders) to the Administrative Agent or the Lenders under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of the Borrower, any other Obligor or any other Person under any Debtor Relief Law).

         "Obligor" shall mean (a) the Borrower, (b) each Guarantor, (c) each other Person liable for the payment or performance of any of the Obligations and (d) each other Person the Property of which now or hereafter secures the performance of any of the Obligations.

          "Open Market Purchases" shall mean the purchase by the Borrower of additional shares of Target Stock for aggregate consideration not to exceed $2,380,000.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
         "Permitted Investments" shall mean:

         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or from Moody's Investors Service, Inc.;

         investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank which bank or office is organized under the Laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; and

         fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clause (a) above entered into with any institution meeting the qualifications specified in clause (c) above.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 112 of the Code or Section 307 of ERISA and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreement" shall mean the Pledge and Security Agreement dated as of December 23, 1996 between the Borrower and the Administrative Agent, as amended, modified or supplemented and in effect from time to time.

         "Preferred Stock," as applied to the Capital Stock of any corporation, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution or assets, upon any voluntary or involuntary liquidation or dissolution of any such corporation, over shares of Capital Stock of any other class of such corporation.

         "Pro Rata Percentage" of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender's Commitment.

         "Register" shall have the meaning given such term in Section 9.04(d) hereof.

         "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

         "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

         "Required Lenders" shall mean, at any time: (i) Lenders having Commitments representing more than 50% of the sum of all Commitments at such time, (ii) for purposes of acceleration pursuant to clause (ii) of the last paragraph of Article VII, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments or (iii) if the Commitments have terminated, Lenders having Loans representing more than 50% of the sum of all Loans outstanding.

         "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement and the other Loan Papers.

         "Revolving Loan Commitment" shall mean the aggregate commitment of the Lenders to make Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $5,880,000.

         "Revolving Loans" shall mean the revolving loans made available by the Lenders to the Borrower pursuant to the Total Commitments and Section
2.01 hereof.  Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

         "Secured Parties" shall mean, collectively, the Administrative Agent and the Lenders.

         "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of November 27, 1996 by and among JWC, Holding, the Borrower, the Target Shareholder and certain of its Affiliates and acknowledged by the Target.

         "Security Agreement" shall mean the Security Agreement dated as of December 23, 1996 between the Borrower and the Administrative Agent, as amended, modified or supplemented and in effect from time to time.

         "Stock Purchase" shall mean, collectively, the Initial Stock Purchase, the Additional Stock Purchase, the Open Market Purchases and the Management Stock Purchase.

         "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, in no event shall the Target constitute a "Subsidiary" for purposes of the Loan Papers.

         "Target" shall mean Central Tractor Farm & Country, Inc., a Delaware corporation, and its successors.

         "Target Revolving Facility" shall mean a $38,000,000 term and revolving credit loan facility made available by a bank group led by Fleet National Bank to the Target, the proceeds of which the Target will use, inter alia, to finance the Note Retirement.

         "Target Shareholder" shall mean Butler Capital Corporation and its affiliates.

         "Target Stock" shall mean the outstanding common stock, par value $.01 per share, of the Target.

         "Term Loans" shall mean the term loans made available by the Lenders to the Borrower pursuant to the Total Commitments and Section 2.01 hereof. Each Term Loan shall be a Eurodollar Loan or an ABR Loan from time to time.

         "Term Loan Commitment" shall mean the aggregate commitment of the Lenders to make the Term Loans in an aggregate principal amount not to exceed $32,620,000.

         "Ticking Fee" shall have the meaning assigned to such term in Section 2.05(a) hereof.

         "Total Commitment" shall mean, at any time, the aggregate amount of the Lenders' Commitments, as in effect at such time.

         "Total Exposure" shall mean, with respect to the Lenders at any time, the aggregate principal amount at such time of all outstanding Revolving
Loans of the Lenders, plus the aggregate principal amount at such time of the outstanding Term Loans.

         "Transactions" shall have the meaning assigned to such term in
Section 3.02 hereof.

         "Type" when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

         "Underwriting Fee" shall have the meaning assigned to such term in
Section 2.05(a) hereof.

         "Warrants" shall mean warrants to purchase 230,523 shares of Target Stock from the Target Shareholder at a price per share of Target Stock at $14.00 (or approximately $10.41 per share net of the exercise price) pursuant to the Merger Agreement.

         "Wholly Owned Subsidiary" of any Person shall mean a subsidiary of such Person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the outstanding Capital Stock or partnership interests, as the case may be, are, at the time any determination is being made, owned by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI hereof, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05 hereof.

                                  ARTICLE II
                                  The Credits
                                  -----------

         SECTION 2.01.    Commitments.

         (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of (a) the Maturity Date, and (b) the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time up to such Lender's Pro Rata Percentage of the Revolving Loan Commitment; provided that, notwithstanding anything in this Agreement or in any other Loan Paper to the contrary, no Lender shall at any time be obligated to make any Revolving Loan if such Revolving Loan would result in
(A) such Lender's Total Exposure exceeding such Lender's Commitment, and (B) the Revolving Loans made by such Lender exceeding such Lender's Pro Rata Percentage of the Revolving Loan Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

         (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender's Pro Rata Percentage of the Term Loan Commitment.

         SECTION 2.02.    Loans.

         (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Loan Commitments. The Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) unless such Borrowing is solely for the purpose of financing the payment of interest or fees hereunder, an integral multiple of $100,000 but in no event less than $200,000 or (ii) equal to the remaining available balance of the Revolving Loan Commitment. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders in accordance with their respective Pro Rata Percentages of the Term Loan Commitments. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

         (b) Subject to Sections 2.08 and 2.13 hereof, each other Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03 hereof, as applicable; provided, however, that Borrowings on the Closing Date shall be comprised entirely of ABR Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven (7) Eurodollar Borrowings being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Charlotte, North Carolina as the Administrative Agent may designate not later than 12:00 noon, Charlotte, North Carolina time, and the Administrative Agent shall by 3:00 p.m., Charlotte, North Carolina time, credit the amounts so received to an account in the name of the Borrower, maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

         (e) The Borrower acknowledges that if the Borrower requests any Borrowing with an Interest Period that would end after the Maturity Date, a Breakage Event (as defined in Section 2.14 hereof) will occur on the Maturity Date and the Borrower will be obligated to indemnify the Lenders in accordance with the terms of Section 2.14 hereof.

         (f) The Borrower hereby authorizes the Administrative Agent to debit any of the Borrower's demand deposit accounts with NationsBank, N.A. for the amount of any principal or interest on the Loans and Fees or other Obligations on the date when the same come due.

         SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than the Term Loans, as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or facsimile to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Charlotte, North Carolina time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Charlotte, North Carolina time, on the date (which shall be a Business Day) of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)) hereof; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 hereof (and the contents thereof), and of each Lender's portion of the requested Borrowing.

         SECTION 2.04.    Evidence of Debt; Repayment of Loans.

         (a) On or before the Maturity Date, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan and each Term Loan.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

         (e) As evidence of the Loans hereunder, on the Closing Date, the Borrower shall deliver to each Lender one promissory note evidencing its Pro Rata Percentage of the maximum Revolving Loans to be made hereunder and one promissory note evidencing its Pro Rata Percentage of the Term Loan made hereunder.

         SECTION 2.05.    Fees.

         (a) The Borrower agrees to pay to NCMI, for its own account, and underwriting fee as is set forth in the Administrative Agent Fee Letter (the "Underwriting Fee") in accordance with such terms set forth in the Administrative Agent Fee Letter, and to pay to the Administrative Agent the "ticking fee" set forth in Administrative Fee Letter (the "Ticking Fee"), at the times and in the amount specified therein.

         (b) Subject to Section 9.09 hereof, the Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein, commitment fees (the "Commitment Fees") equal to the average daily amount of the excess, if any, of (i) such Lender's Commitment over (ii) the aggregate outstanding principal amount of Loans made by such Lender, at the per annum rate of .50%, commencing with the first such date after the Closing Date, and continuing until the Commitment has been reduced to zero or terminated. Subject to
Section 9.09 hereof and Applicable Law, all Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

         (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable, except in accordance with the provisions of Section 9.09 hereof.

         SECTION 2.06.    Interest on Loans.

         (a) Subject to the provisions of Section 2.07 hereof, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate. If the amount of interest payable in respect of any interest computation period is limited to the Highest Lawful Rate in accordance with the definition of Alternate Base Rate, and the amount of interest payable in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; provided that at no time shall the aggregate amount by which interest paid has been increased pursuant to this sentence exceed the aggregate amount by which interest has been reduced had the Alternate Base Rate not been limited to the Highest Lawful Rate.

         (b) Subject to the provisions of Section 2.07 hereof, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing. If the amount of interest payable in respect of any interest computation period is limited to the Highest Lawful Rate in accordance with the definition of Adjusted LIBO Rate, and the amount of interest payable in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; provided that at no time shall the aggregate amount by which interest paid has been increased pursuant to this sentence exceed the aggregate amount by which interest has been reduced had the Adjusted LIBO Rate not been limited to the Highest Lawful Rate.

         (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.07. Default Interest. Notwithstanding any other provision of this Agreement (except Section 9.09 hereof) and the other Loan Papers to the contrary, if any Event of Default shall occur and be continuing hereunder, the Borrower shall pay interest on the Obligations to but excluding the date of actual payment (after, as well as before, any judgment) at a rate per annum equal to the lesser of (a) the Highest Lawful Rate and
(b) a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00%.

         SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders.
In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 hereof shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

         SECTION 2.09.    Termination and Reduction of Revolving Loan
Commitment.

         (a) The Revolving Loan Commitment shall automatically terminate on the Maturity Date.

         (b) Upon at least three Business Days' prior irrevocable written or facsimile notice to the Administrative Agent (specifying that the Revolving Loan Commitment is to be terminated or reduced and the amount of reduction), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Loan Commitment; provided, however, that (i) each partial reduction of the Revolving Loan Commitment shall be in a minimum amount of $250,000 or a larger integral multiple of $100,000, and (ii) the Revolving Loan Commitment shall not be reduced to an amount that is less than the aggregate outstanding principal amount of Revolving Loans.

         (c) If, as a result of a reduction described in paragraph (b) above, the aggregate outstanding principal amount of Revolving Loans exceeds the Revolving Loan Commitment, then the Borrower shall, on the date of such reduction, repay Revolving Loans in accordance with this Agreement in an aggregate principal amount sufficient to eliminate such excess.

         (d) Each reduction in the Revolving Loan Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Pro Rata Percentage of the Revolving Loan Commitment. The Borrower shall pay, to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Loan Commitment so terminated or reduced accrued to but excluding the date of such termination or reduction.

         SECTION 2.10.    Conversion and Continuation of Borrowings.

         (a) The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (x) not later than 12:00
(noon), Charlotte, North Carolina time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (y) not later than 10:00 a.m., Charlotte, North Carolina time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (z) not later than 10:00 a.m., Charlotte, North Carolina time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

                 (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

                 (ii) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) hereof regarding the principal amount and maximum number of Borrowings of the relevant Type;

                 (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                 (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14 hereof;

                 (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

                 (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

                 (vii) after the occurrence and during the continuance of a Default or an Event of Default, no outstanding Loan may be converted into, or continued for an additional Interest Period as, a Eurodollar Loan.


         (b) Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify: (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and

(iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section
2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section
2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

         SECTION 2.11.    Prepayment.

         (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least two Business Days' prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) to the Administrative Agent before 11:00 a.m., Charlotte, North Carolina time; provided, however, that each partial prepayment shall be in a minimum amount of $250,000 or a larger integral multiple of $100,000.

         (b) In the event of any termination of the Commitments, the Borrower shall repay or prepay all its outstanding Revolving Loans on the date of such termination. In the event of any partial reduction of the Revolving Loan Commitment, then (i) at or prior to the effective date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the aggregate amount of outstanding Revolving Loans after giving effect thereto and (ii) if the sum of the aggregate amount of outstanding Revolving Loans at the time would exceed the Revolving Loan Commitment, after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Loans in an amount sufficient to eliminate such excess.

         (c) Whenever and on each occasion that the Total Exposure exceeds the Total Commitments, the Borrower will immediately prepay, first, the Term Loans and, second, the Revolving Loans by the amount necessary to reduce the Total Exposure to an amount less than or equal to the Total Commitments.

         (d) In the event the amount of any prepayment required to be made above shall exceed the aggregate principal amount of the applicable outstanding ABR Loans (the amount of any such excess being called the "Escrow Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Escrow Amount with the Administrative Agent in a cash collateral account maintained by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the Obligations and applied to the prepayment of outstanding Eurodollar Loans at the end of the current Interest Periods applicable thereto. On any Business Day on which (x) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day and (y) the Borrower shall have delivered to the Administrative Agent a written request or telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Permitted Investments specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Permitted Investments; provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Permitted Investment shall mature after the end of the Interest Period for which it is to be applied. The Borrower shall not have the right to withdraw any amount from such cash collateral account until such Eurodollar Loans and accrued interest thereon are paid in full or if a Default or Event of Default then exists or would result.

         (e) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 hereof but otherwise without premium or penalty. All prepayments under this Section
2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

         (f) Except as expressly provided in the next succeeding sentence, upon the consummation of any Asset Disposition by any Obligor or the issuance or incurrence of any Indebtedness permitted under Section 6.01 hereof, within three (3) Business Days after such Obligor's (i) receipt of any Net Cash Proceeds from any such Asset Disposition, (ii) conversion to cash of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any such Asset Disposition, or (iii) receipt of the proceeds of any such Indebtedness, the Borrower shall make or cause to be made a mandatory prepayment of the Loans in an amount equal to such Net Cash Proceeds. No mandatory prepayment under the preceding sentence shall be required if, within sixty (60) days after the consummation of any Asset Disposition (other than with respect to any Capital Stock of the Borrower, the Target or their respective Subsidiaries) that is made in connection with the anticipated purchase by such Obligor, as the case may be, of replacement assets of a like kind, the Net Cash Proceeds thereof have been used by such Person for the replacement of the assets sold by assets of a like kind and the Borrower shall have delivered to the Administrative Agent written evidence of the use of the Net Cash Proceeds for such purchase; provided, further, if the Borrower shall not have provided evidence of such use or if less than all of the Net Cash Proceeds are used for such replacement, then a mandatory prepayment will be required to be made on the sixtieth (60th) day after the consummation of such Asset Disposition in the amount of such Net Cash Proceeds (or unutilized portion thereof).

      (g)  Each mandatory prepayment required by clause (f) of this
Section 2.11 shall be allocated and applied to the Loans as follows:


       (i) first, to repay the unpaid Term
       Loans, and

       (ii) if the Term Loans are repaid in full, to repay the Revolving Loans (and the Revolving Loan Commitment shall be permanently reduced by the amount of such prepayment).

         SECTION 2.12.    Reserve Requirements; Change in Circumstances.

         (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in any Law or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of Law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income (including, without limitation, franchise taxes on net income, branch profit taxes and alternate minimum income taxes) of such Lender by the jurisdiction in which such Lender is incorporated or has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO
Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder whether of principal, interest or otherwise, by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

         (b) If any Lender shall have determined that the adoption after the date hereof of any Law, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such Law, agreement or guideline (regardless of whether the change in such Law, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

         (c) A certificate of a Lender setting forth in reasonable detail the basis for computation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph

(a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by such Lender within 10 Business Days after the Borrower's receipt of the same.

         (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation; provided, however, that in no event shall the Borrower be obligated to make any payment under this
Section 2.12 in respect of increased costs incurred prior to the period commencing 90 days prior to the date on which demand for compensation in respect of such increased costs is first made. In addition, the Borrower shall not incur liability for additional amounts with respect to changes in the basis of taxation described above for periods of time before such Lender becomes aware of the change in such basis except in the case of any retroactive application of such a change. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability or the law, agreement, guideline or other change or condition that shall have occurred or been imposed.

         SECTION 2.13.    Change in Legality.

         (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

                 (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

                 (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

         (b) For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

         SECTION 2.14. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, or (b) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (c) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under
Section 2.10 hereof) not being made after notice of such Loan shall have been given by the Borrower hereunder for any reason other than default by a Lender (any of the events referred to in this sentence being called a "Breakage Event"). In the case of any Breakage Event, such loss shall be deemed to be include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error, so long as such certificate sets forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.14 and the basis of computation of the amount or amounts necessary to compensate such Lender.

         SECTION 2.15.    Pro Rata Treatment.  Except as required under
Section 2.13 hereof, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

         SECTION 2.16. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any Debtor Relief Law or other similar Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

         SECTION 2.17.    Payments.

         (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 (noon), Charlotte, North Carolina time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 100 North Tryon Street, Charlotte, North Carolina 28255.

         (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         SECTION 2.18.    Taxes.

         (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto excluding (i) income taxes imposed on the net income (including, without limitation, branch profit taxes and alternative minimum income taxes of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")), (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender (or Transferee), in each case by the jurisdiction under the Laws of which the Administrative Agent or such Lender (or Transferee) is organized or any political subdivision thereof or by the jurisdiction in which the applicable lending or issuing office of the Administrative Agent or such Lender (or Transferee) is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender (or Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to such additional amount payable under this Section 2.18) the Administrative Agent or such Lender (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

         (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from and payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, the Loan Papers ("Other Taxes").

         (c) The Borrower will indemnify the Administrative Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent or such Lender (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising from or with respect to any such Taxes or Other Taxes paid, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority; provided, however, that in no event shall the Borrower be obligated to reimburse the Administrative Agent or any Lender for any Tax or Other Tax pursuant to this Section 2.18 which was due and payable more than 90 days prior to the date on which demand for reimbursement in respect thereof is first made. A certificate as to the amount of such payment or liability prepared by the Administrative Agent or a Lender (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent or any Lender (or Transferee), as the case may be, makes written demand therefor.

         (d) If the Administrative Agent or a Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall within 30 days from the date of such receipt pay over to the Borrower (a) such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (or Transferee) and (b) interest paid by the relevant Governmental Authority with respect to such refund; provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent or such Lender (or Transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refunds to such Governmental Authority. If the Borrower determines in good faith that a reasonable basis exists for contesting any Tax or Other Tax, the Administrative Agent or the Lender (or Transferee), as applicable, shall cooperate with the Borrower in challenging such Tax or Other Tax at the Borrower's expense if requested by the Borrower (it being understood and agreed that the Administrative Agent or the Lender (or Transferee), as applicable, shall have no obligation to contest or responsibility for contesting such Tax or Other Tax).

         (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 9.01 hereof, the original or a certified copy of any receipt actually issued by such Governmental Authority evidencing payment thereof.

         (f) Each Lender (or Transferee) that is organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate containing representations regarding the status of such Non-U.S. Lender as not being a bank for purposes of Section 881(c) of the Code, as not being a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and as not being a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.18(f), a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 2.18(f) that such Non-U.S. Lender is not legally able to deliver.

         (g) The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (g) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (g)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or the Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or
(ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (f) above.

         (h) Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

         (i) Each Bank represents that, to the best of its knowledge, it is not a party to any "conduit financing arrangement" as defined under applicable Treasury Regulations promulgated under the Code.

         (j) Any Non-U.S. Lender that could become completely exempt from withholding of any tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof ("U.S. Taxes") in respect of payment of any obligations due to such Non-U.S. Lender under this Agreement ("Lender Obligations") if the Lender Obligations were in registered form for U.S. Federal income tax purposes shall request the Borrower (through the Administrative Agent), and the Borrower agrees thereupon, to exchange any promissory note(s) evidencing such Lender Obligations for promissory note(s) registered as provided in subsection (k) below (each, a "Registered Note"). Registered Notes may not be exchanged for promissory notes that are not Registered Notes.

         (k) From and after the time, if any, when any Lender requests a Registered Note, the Borrower shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of the registered owner of the Lender Obligation(s) evidenced by each Registered Note. A Registered Note and the Lender Obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Registered Note and the Lender Obligation(s) evidenced thereby on the Register (and each Registered Note shall expressly so provide). Any assignment or transfer of all or part of such Lender Obligation(s) and the Registered Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Registered Note(s) evidencing such Lender Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the Registered Noteholder thereof, and thereupon one or more new Registered Note(s) in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) pursuant to, in accordance with, and subject to the restrictions of, Section 9.04 hereof. Prior to the due presentment for registration of assignment or transfer of any Registered Note, the Borrower and the Administrative Agent shall treat the Person in whose name such Lender Obligation(s) and the Registered Note(s) evidencing the same is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Administrative Agent and any Lender at any reasonable time upon reasonable prior notice.

         SECTION 2.19.    Assignment of Commitments Under Certain
Circumstances; Duty to Mitigate.

                 (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12 hereof, (ii) any Lender delivers a notice described in Section 2.13 hereof or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.18 hereof, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b) hereof), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 hereof), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any Law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.12 hereof and Section 2.14 hereof); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for compensation under Section 2.12 hereof or notice under Section 2.13 hereof or the amounts paid pursuant to
Section 2.18 hereof, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.13, or cease to result in amounts being payable under Section 2.18 hereof, as the case may be, including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.12 hereof in respect of such circumstances or event or shall withdraw its notice under Section 2.13 hereof or shall waive its right to further payments under Section 2.18 hereof in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

         (b)     If (i) any Lender shall request compensation under Section
2.12 hereof, (ii) any Lender delivers a notice described in Section 2.13 hereof or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to
Section 2.18, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 hereof or enable it to withdraw its notice pursuant to Section 2.13 hereof or would reduce accounts payable pursuant to Section 2.18 hereof, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

         The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

         SECTION 3.01. Organization; Powers. The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and
(d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the other Loan Papers, the Merger Agreement, as appropriate, and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

         SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower of this Agreement, the promissory notes delivered to the Lenders evidencing the Loans, and the Merger Agreement, the Borrowings by the Borrower hereunder, the granting by the Borrower and the other Obligors of all Liens securing the Obligations and the Loans, and the execution of all Loan Papers and each Obligor party thereto (collectively, the "Transactions"): (a) have been duly authorized by all requisite partnership, membership, corporate and, if required, stockholder action, as applicable, and (b) will not (i) violate (A) any provision of Law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents, by-laws or organizational documents of the Borrower or any of its Subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or
(iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower.

         SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms. All other Loan Papers have been duly executed and delivered by the Borrower and each of the Obligors, as appropriate, and each constitutes the legal, valid and binding obligation of the Borrower and each Obligor, as appropriate, enforceable against the Borrower and each Obligor, as appropriate, in accordance with its terms.

         SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions as of the Closing Date, except for such as have been made or obtained and are in full force and effect.

         SECTION 3.05.    Financial Statements.

         (a) The unaudited pro forma balance sheet of the Target as of November 2, 1996, a copy of which has been furnished to the Administrative Agent, is complete and correct in all material respects and has been prepared on the basis described therein and otherwise in conformity with generally accepted accounting principles consistently applied and shows the financial position of the Target as if the Merger had occurred on November 2, 1996.

         (b) The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and statements of income and equity and cash flow of the Target (i) as of and for the fiscal year ended October 28, 1995, audited by and accompanied by the opinion of Ernst & Young, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended July 31, 1996, certified by the Target's chief financial officer.

         SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, financial condition, or material agreements of Holding, the Borrower and any of its Subsidiaries, taken as a whole, since October 28, 1995.

         SECTION 3.07.    Title to Properties; Possession Under Leases.

         (a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 hereof.

         (b) Each of the Borrower and its Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

         (c) Each of the Borrower and its Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 3.08. The Subsidiaries. Schedule 3.08 hereto sets forth as of the date hereof a list of all Subsidiaries of the Borrower, and the percentage ownership interest of the Borrower therein. As of the date hereof, the shares of Capital Stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens.

         SECTION 3.09.    Litigation; Compliance with Laws.

         (a) Except as set forth on Schedule 3.09 hereof, there are not any actions, suits or proceedings at Law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting Holding, the Borrower or any Subsidiary of the Borrower, or any business, property or rights of any such Person, (i) that involve this Agreement or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         (b) None of the Borrower nor any of the Subsidiaries of the Borrower , or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any Law or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10.    Agreements.

         (a) Neither the Borrower nor any of the Subsidiaries of the Borrower is a party to any agreement or subject to any corporate restriction that, since October 28, 1995, has resulted or would reasonably be expected to result in a Material Adverse Effect, except as disclosed on Schedule 3.10 hereof.

         (b) Neither the Borrower nor any of the Subsidiaries of the Borrower is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

         (c) Each of the Merger Agreement, the Target Revolving Facility and the Merger Commitment are in full force and effect and the Merger Agreement and the Target Revolving Facility constitute legal, valid and binding obligations of the parties thereto enforceable against such parties in accordance with its terms. Neither the Borrower or the other parties to the Merger Agreement, the Target Revolving Facility or the Merger Commitment is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained therein, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

         SECTION 3.11.    Federal Reserve Regulations.

         (a) Neither the Borrower nor any of the Subsidiaries of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

         (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, T, U or X.

         SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.

         SECTION 3.14. Tax Returns. Each of the Borrower, and each Subsidiary of the Borrower, has filed or caused to be filed all Federal and material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or the Target or such Subsidiary of the Borrower, as applicable, shall have set aside on its books adequate reserves.

         SECTION 3.15. No Material Misstatements. None of the written information, reports, financial statements, exhibits or schedules prepared by the Obligors and furnished to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Papers or in connection with any of the Transactions, or included herein or delivered pursuant hereto contained, contains or will contain when furnished any material misstatement of fact or omitted, omits or will omit when furnished to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

         SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries which would be material to the Borrower and its Subsidiaries on a consolidated basis.

         SECTION 3.17.    Solvency.

         (a) Immediately after the consummation of the Transactions and the other transactions to occur on the Closing Date and immediately following the making of each Loan made and after giving effect to the application of the proceeds thereof, (i) the fair value of the assets of the Borrower and the Subsidiaries of the Borrower on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries of the Borrower on a consolidated basis; (ii) the present fair salable value of the property of the Borrower and the Subsidiaries of the Borrower on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries of the Borrower on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and the Subsidiaries of the Borrower on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and the Subsidiaries of the Borrower on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

         (b) The Borrower does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

         SECTION 3.18. Insurance. Schedule 3.18 hereto sets forth a true, complete and correct description of all insurance maintained by or for the Borrower or for or by its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

         SECTION 3.19. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary of the Borrower pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the borrower and the Subsidiaries of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign Law dealing with such matters. All payments due from the Borrower or any Subsidiary of the Borrower, or for which any claim may be made against the Borrower or any Subsidiary of the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions to be consummated on or prior to the Closing Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary of the Borrower is bound.

         SECTION 3.20.    Environmental Matters.

         (a) The properties owned, operated or leased by the Borrower and the Subsidiaries of the Borrower (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

         (b) All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of the Borrower and the Subsidiaries of the Borrower, and the Properties and all operations of the Borrower and the Subsidiaries of the Borrower are in compliance, and in the last two years have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such noncompliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

         (c) Neither the Borrower nor any of the Subsidiaries of the Borrower has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries of the Borrower or with regard to any Person whose liabilities for environmental matters the Borrower or the Subsidiaries of the Borrower has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries of the Borrower have knowledge that any such notice will be received or is being threatened;

         (d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor have the Borrower or the Subsidiaries of the Borrower retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.21. Survival of Representations and Warranties, etc.. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Closing Date and at and as of the date of each Revolving Loan, and each shall be true and correct when made, except to the extent (a) previously fulfilled in accordance with the terms hereof, (b) subsequently inapplicable, or (c) previously waived in writing by the Administrative Agent and the Lenders with respect to any particular factual circumstance. The representations and warranties made under this Agreement and the other Loan Papers shall be deemed applicable to each Subsidiary of the Borrower, as of the formation or acquisition of such Subsidiary and at and as of each date the representations and warranties are remade pursuant to this provision. All representations and warranties made under this Agreement and the other Loan Papers shall survive, and not be waived by, the execution hereof by the Administrative Agent and the Lenders, any investigation or inquiry by the Administrative Agent or any Lender, or by the making of any Loan under this Agreement and the other Loan Papers.

          SECTION 3.22.   Incorporation of Merger Agreement
Representations.

Each of the representations and warranties made by the Target and the Borrower in the Merger Agreement are true and correct in all material respects as of the Closing Date and such representations and warranties are hereby incorporated herein by this reference with the same effect as though set forth in their entirety herein.

                                  ARTICLE IV

                             Conditions of Lending
                             ---------------------

         The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

         SECTION 4.01. All Credit Events. On the date of each Borrowing (each such event being called a "Credit Event"):

         (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 hereof, as applicable.

         (b) The representations and warranties set forth in Article III hereof and in each other Loan Paper shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent (i) such representations and warranties expressly relate to an earlier date, (ii) previously fulfilled in accordance with the terms hereof, (iii) subsequently inapplicable, or (iv) previously waived in writing by the Administrative Agent and the Lenders with respect to any particular factual circumstance, and there shall have occurred no event which caused a Material Adverse Effect.

         (c) The Borrower shall be in compliance in all material respects with the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

         (d) Each guarantee of the Obligations executed by a Guarantor shall be in full force and effect.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02.    First Credit Event.  On the Closing Date:

         (a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of counsel for each of the Obligors (i) dated the Closing Date, and (ii) covering such other matters relating to the Loan Paper and the Transactions as the Administrative Agent shall reasonably request, and in form and substance acceptable to the

Administrative Agent and its counsel. The opinions shall be addressed to the Administrative Agent and the Lenders.

         (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder shall be reasonably satisfactory to the Lenders and to the Administrative Agent.

         (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of Holding and each of its Subsidiaries, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of Holding and each of its Subsidiaries as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each of the Obligors dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Obligor authorizing the execution, delivery and performance of the Loan Papers to which such Obligor is a party and, as applicable, the Merger Agreement, and the borrowings hereunder, as appropriate, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Obligor has or have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing this Agreement, each Loan Paper, or any other document delivered in connection herewith on behalf of such Obligor and (E) that attached thereto is a true and complete copy of each of the Merger Agreement and the Merger Commitment as in effect on the Closing Date; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or Latham & Watkins, counsel for the Administrative Agent, may reasonably request.

         (d) The Administrative Agent shall have received a Compliance Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 hereof and paragraphs (f), (h), (i), and (j) of this Section 4.02 and certifying to the fact that consummating the transactions contemplated by this Agreement would not cause a Default or Event of Default.

         (e) Each Lender, NCMI and the Administrative Agent shall have received payment in full of all Fees and other amounts due and payable on or prior to the Closing Date.

         (f) The Borrower shall have delivered to the Administrative Agent duly executed copies of each of the following documents and agreements, in form and substance satisfactory to the Administrative Agent: this Agreement; the applicable Fee Letters; the Security Agreement, the Pledge Agreement, accompanied by stock certificates evidencing the Capital Stock pledged thereby, together with stock powers executed in blank; and guaranties of the Obligations executed by the Guarantors. The Borrower shall have delivered promissory notes to each Lender evidencing the Loans, in form and substance satisfactory to each such Lender and any other Loan Papers reasonably required by any Lender in connection with this Agreement.

         (g) All governmental and third party approvals necessary or advisable in connection with the Transactions and the continuing operations of Holding and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions.

         (h) No action, suit, litigation or similar proceeding by or before any Governmental Authority shall exist or, in the case of litigation by a Governmental Authority, be threatened, with respect to the Transactions contemplated thereby or otherwise, which would be likely in the reasonable opinion of the Required Lenders to have a Material Adverse Effect.

         (i) The structure and documentation of the Transactions contemplated thereby, and all corporate and other proceedings taken or to be taken and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Administrative Agent and Latham & Watkins, counsel for the Administrative Agent, and each Lender shall have received copies of all such documents as such Lender, acting through the Administrative Agent, may reasonably request. All transactions necessary to consummate the Transactions shall have been completed.

         (j) The Administrative Agent shall have received copies of a description in detail satisfactory to the Administrative Agent describing all material pending litigation and, to the knowledge of the Borrower, threatened litigation in which each Obligor is a defendant.

         (k) The Administrative Agent on behalf of the Secured Parties shall have a first priority perfected security interest in the Collateral and the Administrative Agent shall have received:

                 (i) an acknowledgment copy, or other evidence satisfactory to the Administrative Agent, of the proper filing, registration or recordation of each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in each jurisdiction in which the filing, registration or recordation is so required or requested in order to created in favor of the Administrative Agent for the benefit of the Secured Parties a valid, legal and perfected security interest in or Lien on the Collateral;

                 (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports from an independent search service satisfactory to the Administrative Agent, listing (A) any judgment naming the Holding or any Subsidiary as judgment debtor,
         (B) any tax lien that names the Holding or any Subsidiary as a delinquent taxpayer in any of the jurisdictions referred to in clause
         (iii) above and (C) any Uniform Commercial Code financing statement that names the Holding or any Subsidiary as debtor filed in any of the jurisdictions referred to in clause (i) above; and

                 (iii) appropriate duly executed termination statements (Form UCC-3) signed by all persons disclosed as secured parties in the jurisdictions referred to in clause (i) above (other than holders of Liens permitted under Section 6.02) in form for filing under the Uniform Commercial Code of such jurisdictions.

         (l) (i) The Equity Financing shall have been consummated on terms and conditions reasonably acceptable to the Administrative Agent; (ii) the Administrative Agent shall have received satisfactory evidence that the Borrower has received a net capital contribution in cash in respect of common and preferred equity in an amount, which when added to the Loans borrowed on the Closing Date, sufficient to permit the Borrower to consummate the Stock Purchase in compliance with all applicable Laws, rules and resolutions (including, without limitations, Regulations G, T, U and X), under the terms and conditions acceptable to the Administrative Agent and the Lenders in their sole discretion; and (iii) (A) the Target Revolving Facility shall have been completed pursuant to the terms set forth in the commitment letter dated November 26, 1996 provided by Fleet National Bank and on such other terms as are reasonably satisfactory to the Administrative Agent, (B) $16,000,000 shall have been funded thereunder to finance the Note Retirement and (C) such facility shall be in full force and effect.

         (m) Upon consummation of the Initial Stock Purchase, the Additional Stock Purchase and the Note Retirement, the Borrower shall own approximately 63% of the issued and outstanding shares of Target Stock (calculated on a fully diluted basis), which shall be sufficient (pursuant to the Target's charter documents and applicable law) to enable the Borrower (without the vote of any other shareholder) to approve the Merger; and the Administrative Agent shall have received satisfactory evidence that the Board of Directors of the Target shall have approved the Stock Purchase, the Note Retirement, the Merger and the other transactions contemplated by this Agreement.

         (n) The Administrative Agent shall have received a copy of a Federal Reserve Form U-1 completed and duly executed by the Borrower and each Lender.

         (o) The Administrative Agent shall have received the audited and unqualified financial statements of the Target as of November 2, 1996 for the fiscal year then ended, prepared in accordance with GAAP and Regulation S-X under the Securities Act of 1933, as amended, evidencing to the Administrative Agent's satisfaction that the Target's operating income before depreciation and amortization (calculated, on a pro forma basis after giving effect to the Transaction and to the acquisition of certain assets of Big Bear Stores, in accordance with Regulation S-X) for the fiscal year ended November 2, 1996 is at least $21,000,000.

                                   ARTICLE V

                             Affirmative Covenants
                             ---------------------

         The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations shall have been paid in full, the Borrower will, and will cause each of its Subsidiaries to:

         SECTION 5.01.    Existence; Businesses and Properties.

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 hereof.

         (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable Laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         SECTION 5.02. Insurance. Keep its insurable properties insured in accordance with industry standards at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including (a) fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and (b) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by Law.

         SECTION 5.03. Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

         SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

         (a) within 90 days after the end of each fiscal year, Holding's consolidated balance sheet and related consolidated statement of income, showing the financial condition of Holding and its consolidated Subsidiaries as of the close of such fiscal year and the results of their operations during such year, accompanied by a certificate of one of Holding's Financial Officers to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Holding and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

         (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, Holding's consolidated balance sheet and related consolidated statement of earnings showing the financial condition of Holding and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of Holding's Financial Officers as fairly presenting the financial condition and results of operations of Holding and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

         (c) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower certifying that no Event of Default or Default has occurred or, if such an Event of Default or such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and setting forth computations in reasonable detail (which detail shall be reasonably satisfactory to the Administrative Agent) confirming compliance with the covenants contained in Sections 6.01, 6.03, 6.04, 6.05, 6.06 and 6.12 hereof;

         (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements (other than on Form S-8) and other similar materials filed by Holding or any Subsidiary of Holding with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the function of said Commission, or with any national securities exchange, or distributed generally to its shareholders, as the case may be; and

         (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holding or any Subsidiary of Holding, or compliance with the terms of this Agreement, the Merger Agreement and the other Loan Papers, as the Administrative Agent or any Lender may reasonably request.

         SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

         (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
         (b) the (i) filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at Law or in equity or by or before any Governmental Authority, or (ii) the making of any written claim, in either case against the Borrower or any Affiliate of the Borrower, as to which there is a reasonable possibility of an adverse determination and which if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

         (c) any development (including, without limitation, developments in pending litigation, developments in pending or threatened labor disruption that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

         SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $10,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

         SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries and the Target and its Subsidiaries, to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect the financial records and the properties of the Borrower or any Subsidiary of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary of the Borrower with the officers thereof and (with the concurrence of the Administrative Agent) independent accountants therefor (provided that the Borrower has the right to have a representative present for any meeting with the Borrower's independent accountants).

         SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.

         SECTION 5.09.    Compliance with Environmental Laws.

         (a) Comply, and exercise best efforts to cause all lessees and other Persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; and obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action to the extent required by and in accordance with Environmental Laws; provided, however, that none of the Borrower or any of its Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

         (b) If a Default caused by reason of a breach of paragraph (a) above or Section 3.20 hereof shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, a "Phase 1" environmental site assessment report for the Properties which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating, to the extent consistent with such "Phase 1" assessment, the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Properties.

         SECTION 5.10. Compliance with Material Contracts. Except as set forth in Section 6.07 hereof, maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each material contract, unless the failure so to maintain any such material contract or replacement contract or contracts thereof (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

         SECTION 5.11 Further Assurances. (a) Execute any and all further documents, agreements and instruments, and take all further action, which may be required under applicable law, or which the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by this Agreement and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Security Agreement and the Pledge Agreement.

         (b) Without limitation of Section 5.11(a), perform any and all acts and execute any and all documents (including the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, federal, state or local jurisdictions, including any filings in the United States Patent and Trademark Office or similar foreign office, which are necessary (or reasonably requested by the Administrative Agent), from time to time, in order to grant and maintain in favor of the Administrative Agent for the benefit of the Secured Parties a first priority perfected security interest in each item of the Collateral.

         (c) Without limitation of Section 5.11(a), deliver or cause to be delivered to the Lenders from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens for the benefit of the Secured Parties, including assets which are required to become Collateral after the Closing Date.

         SECTION 5.12. The Merger. Use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under Applicable Law to (i) consummate and make effective the Merger as promptly as practicable following the Closing Date and (ii) to cause the Target to comply with the terms and conditions of the Merger Agreement, the Target Revolving Facility and the Merger Commitment.

                                  ARTICLE VI
                              Negative Covenants
                              ------------------

         The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations have been paid in full and all amounts drawn thereunder have been reimbursed in full:

         SECTION 6.01. Indebtedness. The Borrower will not, and will not cause or permit any Subsidiaries of the Borrower to, issue any Preferred Stock, or to issue, incur, create, assume or permit to exist any Indebtedness, except:

         (a) Indebtedness of the Borrower and any Subsidiary of the Borrower for borrowed money existing on the date hereof and set forth in
Schedule 6.01 hereto, but not any extensions, renewals or replacements of such Indebtedness; and

         (b) Indebtedness contemplated by this Agreement, the Target Revolving Facility, the Merger Commitment and the Merger Agreement.

         SECTION 6.02. Liens. The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its property or assets (including on the stock or other securities of any Person, including any Subsidiary of the Borrower) now owned or hereafter acquired by it or them or on any income or revenues or rights in respect of any thereof, except:

         (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02 hereto; provided that such Liens shall secure only those obligations which they secure on the date hereof;

         (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of such Subsidiary;

         (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03 hereof;

         (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03 hereof, which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

         (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security Laws or regulations;

         (f) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and

         (g) Liens arising in connection with this Agreement, the Target Revolving Facility and the Merger Agreement.

         SECTION 6.03. Sale and Lease Back Transactions. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         SECTION 6.04. Investments, Acquisitions, Loans and Advances. The Borrower will not, and will not cause or permit any of its Subsidiaries to, purchase, hold or acquire any Capital Stock, evidences of indebtedness (other than restructured receivables) or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, or make any acquisition of assets of any other Person as a going concern, or create any Subsidiary (each, an "Investment"), except:

         (a) Investments existing on the date hereof in the Capital Stock set forth on Schedule 6.04 hereto;

         (b)     Permitted Investments; and

         (c) so long as there exists no Default or Event of Default both before and after giving effect to any such Investment, the Borrower or any of its Subsidiaries may purchase shares of the Target Stock, so long as such shares are immediately delivered to the Administrative Agent together with stock powers executed in blank.

         SECTION 6.05. Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not cause or permit any of its Subsidiaries to:

         (a) merge into or consolidate with any Person, or permit any other Person to merge into or consolidate with it; provided that, if there exists no Default or Event of Default at the time thereof or immediately after giving effect thereto (i) the Target and the Borrower may merge as contemplated by the Merger Agreement, (ii) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration; or

         (b) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any amount of Capital Stock of any Subsidiary of the Borrower or the Target, except that (i) the Borrower and any Subsidiary of the Borrower may sell or dispose of inventory and obsolete equipment in the ordinary course of business, (ii) so long as there exists no Default or Event of Default both before and after giving effect thereto the Borrower or any of its Subsidiaries may (A) make an Asset Disposition (other than an Asset Disposition with respect to the Capital Stock of a Subsidiary or the Target), so long as (I) the cumulative aggregate consideration for all such Asset Dispositions after the date hereof shall not exceed $10,000, and (II) the Loans are reduced by the Net Cash Proceeds of each such Asset Disposition in accordance with Section 2.11 hereof and, (iii) so long as there exists no Event of Default both before and after giving effect thereto, any Wholly Owned Subsidiary of the Borrower may transfer all or any part of its assets to the Borrower. Notwithstanding anything to the contrary herein or in any other Loan Paper, under no circumstance may the Borrower or any Subsidiary of the Borrower sell, dispose of or transfer any of the Capital Stock of the Target.

         SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. The Borrower will not, and will not cause or permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its Capital Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary of the Borrower to purchase or acquire) any shares of any class of its Capital Stock or set aside any amount for any such purpose; provided, however, that (i) any Subsidiary of the Borrower may declare and pay dividends or make other distributions to another Wholly Owned Subsidiary or to the Borrower, and (ii) the Borrower may declare and pay dividends or make other distributions that consist solely of common stock of the Borrower.

         SECTION 6.07. Transactions with Affiliates. Except as permitted in Section 6.06 hereof, the Borrower will not, and will not cause or permit any of its Subsidiaries to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, or permit any Subsidiary of the Borrower to sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates (including, without limitation, the Target and its Subsidiaries), except that the Borrower or any Subsidiary of the Borrower may engage in any of the foregoing transactions in the ordinary course of business as currently conducted or to be conducted at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties; provided, however, that the foregoing shall not preclude the Borrower nor any Subsidiary of the Borrower from performing and complying with its obligations necessary to consummate the Transactions.

         SECTION 6.08. Limitation on Restrictive Agreements. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any indenture, agreement, instrument, financing document or other arrangement which, directly or indirectly, contains any financial covenants or prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon: (a) the incurrence of Indebtedness, (b) the granting of Liens, (c) the making or granting of Guarantees, (d) the payment of dividends or distributions, (e) the purchase, redemption or retirement of any Capital Stock, (f) the making of loans or advances, or (g) transfers or sales of property or assets (including Capital Stock) by the Borrower or any of its Subsidiaries, other than restrictions on the granting of Liens on, or the transfer of, assets that are encumbered by Liens permitted under clause (b) of Section 6.02 hereof with respect to the property or assets covered by such Lien only.

         SECTION 6.09. Amendments to Organizational Documents. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any amendment of any term or provision, or accept any consent or waiver with respect to any such provision, of its articles or certificate of incorporation, by-laws, or its organizational documents, as applicable, in any manner that is material and adverse to the Lenders.

         SECTION 6.10. Impairment of Security Interests. The Borrower will not, and will not permit any of its Subsidiaries to, take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Administrative Agent on behalf of the Secured Parties with respect to the Collateral, and the Borrower will not, and will not permit any of its Subsidiaries to, grant to any person (other than the Administrative Agent on behalf of the Secured Parties) any interest whatsoever in the Collateral.

         SECTION 6.11 Business of Borrower and Subsidiaries. The Borrower will not, and will not cause or permit any of its Subsidiaries to, engage at any time in any material business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto. Holding and the Borrower will not directly or indirectly engage in any business, activity or operations other than owning and holding the Target Stock, consummation of the Merger and activities directly related thereto.

         SECTION 6.12 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to make any capital expenditures.

                                  ARTICLE VII

                               Events of Default
                               -----------------

         In case of the happening of any of the following events
("Events of Default"):

         (a) any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries in or in connection with this Agreement or in any other Loan Paper, or in connection with any agreement related to the Transactions, or any representation, warranty, statement or written information contained in any report, certificate, financial statement or other instrument prepared by the Borrower or any Subsidiary of the Borrower and furnished by the Borrower or any Subsidiary of the Borrower in connection with or pursuant to this Agreement or any other Loan Paper, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

         (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

         (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under this Agreement or any other Loan Paper, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

         (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of the Borrower of any covenant, condition or agreement contained in Sections 5.01(a), 5.05(a) or 5.08 hereof or in
Article VI (other than Section 6.02) hereof;

         (e) default shall be made in the due observance or performance by the Borrower or any Obligor of any covenant, condition or agreement contained in this Agreement (other than those specified in (b), (c) or (d) above) or in any Loan Paper and such default shall continue unremedied for a period of 20 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

         (f) Holding, the Target, the Borrower or any Subsidiary of the Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $1,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or, except in the case of Indebtedness of the Target, to permit the holder or holders of such indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

         (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holding, the Target, the Borrower or any Subsidiary of the Borrower, or of a substantial part of the property or assets of Holding, the Target, the Borrower or any Subsidiary of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holding, the Target, the Borrower or any Subsidiary of the Borrower or for a substantial part of the property or assets of Holding, the Target, the Borrower or such Subsidiary of the Borrower or (iii) the winding-up or liquidation of Holding, the Target, the Borrower, any Subsidiary of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (h) Holding, the Target, the Borrower, any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holding, the Target, the Borrower or any Subsidiary of the Borrower part of the property or assets of

Holding, the Target, the Borrower or any Subsidiary of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

         (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Target, the Borrower or any Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Target, the Borrower or any Subsidiary of the Borrower to enforce any such judgment;

         (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any of the Obligors, individually or in the aggregate, or any combination thereof, in an aggregate amount exceeding $10,000;

         (k) there shall have occurred a Change in Control of Holding or the Borrower, or the Borrower shall fail to own, directly or indirectly, beneficially or of record, shares of Capital Stock of the Target representing 50.1% or more of the aggregate ordinary voting power of the Target.

         (l) any of the following shall occur: (i) this Agreement, the Merger Agreement, the Security Agreement, the Pledge Agreement, any guarantees executed by the Guarantors or any promissory notes executed in connection with this Agreement (collectively, the "Material Agreements"), or any material provision of any thereof shall, for any reason, not be valid and binding on the Obligor signatory thereto, or not be in full force and effect, or shall be declared to be null and void; or (ii) the validity or enforceability of any Material Agreement shall be contested by any Obligor, any Subsidiary of the Borrower, or the Target or any of its Subsidiaries, or any of their Affiliates; or (iii) any Obligor shall deny in writing that it has any or further liability or obligation under its respective Material Agreements; or (iv) any default or breach under any provision of any Material Agreement shall continue after the applicable grace period, if any, specified in such Material Agreement;

         (m) any of the following shall have occurred: (i) the Pledge Agreement, the Security Agreement or any other Loan Paper shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in the Collateral purported to be covered thereby (except as permitted by the terms of this Agreement or such Loan Paper or consented to by the Lenders); or (ii) less than all of the issued and outstanding Capital Stock of the Target that is owned by the Borrower or any Subsidiary of the Borrower shall be pledged to secure the Obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, or (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest hereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

                                 ARTICLE VIII

                           The Administrative Agent
                           ------------------------

         In order to expedite the transactions contemplated by this Agreement and the other Loan Papers, NationsBank is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement and the other Loan Papers as received by the Administrative Agent.

         Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained herein. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the other Loan Papers or any other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The

Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper
Person or Persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
         The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Paper unless it shall be requested in writing to do so by the Required Lenders.

         Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 hereof shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

         With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if it were not the Administrative Agent.

         Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harness the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be Imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Paper or any action taken or omitted by it or any of them under this Agreement or any other Loan Paper, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified Person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Low Papers. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Papers, or any related agreement or any document furnished hereunder or thereunder.

                                  ARTICLE IX

                                 Miscellaneous
                                 -------------

         SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:


      (a)       if to the Borrower, to it at:

                c/o J.W. Child Associates, L.P.
                One Federal Street, 21st Floor
                Boston, Massachusetts  02110

                Attention:  Adam L. Suttin

                Telephone No.:(617) 753-1100
                Facsimile No.:(617) 753-1101

      With a copy to:

                Sullivan & Worcester, LLP
                One Post Office Square
                Boston, Massachusetts  02109
                Attention:Christopher Cabot, Esq.

                Telephone No.:(617) 338-2800
                Facsimile No.:(617) 338-2880

      (b)       if to the Administrative Agent, to it at:

                NationsBank, N.A.
                100 N. Tryon Street
                NC1-007-07-01
                Charlotte, North Carolina  28255
                Attention:  Margaret Lydon, Agency Services

                Telephone No.: (704)  386-9371

                Facsimile No.: (704)  386-9923

      With a copy to:

                Latham & Watkins

                885 Third Avenue, Suite 1000
                New York, New York  10022

                Telephone No:  (212) 906-1200

                Facsimile:  (212) 751-4864
                Attention:  Nancy L. Schimmel, Esq.



         (c) if to a Lender, to it at its address (or facsimile number) set forth in Schedule 2.01 attached hereto or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement and the other Loan Papers shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

         SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement and the other Loan Papers shall be considered to have been relied upon by the Lenders and shall survive the making by the

Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Paper is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.12. 2.14, 2.18 and 9.05 hereof shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Paper, or any investigation made by or on behalf of the Administrative Agent or any Lender.

         SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         SECTION 9.04.    Successors and Assigns.

         (a) Whenever in this Agreement or any other Loan Paper any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement and the other Loan Papers shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Lender may assign to one or more assignees, all or a portion of its interests, rights and obligations under this Agreement and the other Loan Papers (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment) and will not result in the unassigned portion, if any, of the assigning Lender's Commitment being less than $5,000,000 (provided, however, that the $5,000,000 amounts referred to in this clause (i) shall be reduced ratably in accordance with any reductions in the Total Commitment)
(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such

Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Papers and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Papers (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Papers, such Lender shall cease to be a party hereto and to the Loan Papers, but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.05 hereof, as wen as to any Fees accrued for its account and not yet paid). The Borrower shall, at its expense, issue to the assignor and assignee new promissory notes, as applicable, in the respective amounts of each such Lender's Pro Rata Percentage in the Loans, each in the form of the promissory notes delivered by the Borrower on the Closing Date.

         (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have nor become effective, are as set forth in such Assignment and Acceptance;
(ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Paper, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Paper, or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary of the Borrower, or the performance or observance by the Borrower or any Subsidiary of the Borrower of any of its obligations under this Agreement or any other Loan Paper, or an other instrument or document furnished pursuant hereto;
(iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Agent by the terms-hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Papers are required to be performed by it as a Lender.

         (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its offices in Charlotte, North

Carolina, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Papers, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

         (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement and the other Loan Papers (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement and the other Loan Papers shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 hereof to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Papers, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Papers (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments).

         (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04. disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16 hereof.

         (h) Any Lender may at any time assign all or any portion of its rights under this Agreement and the other Loan Papers to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

         (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

         SECTION 9.05.    Expenses; Indemnity.

         (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and NCMI in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Papers or in connection with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the Loan Papers, or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Latham & Watkins, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent or, following the occurrence of an Event of Default, any Lender.

         (b) The Borrower agrees to indemnify the Administrative Agent and each Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, employees and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement and the other Loan Papers or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Lenders of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or breach of contract by, such Indemnitee.

         (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the other Loan Papers, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Paper, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

         SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and an deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Papers held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT, IN THE CASE OF CERTAIN OF THE OTHER LOAN PAPERS, TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION AND EFFECT OF PERFECTION OR NON-PERFECTION OF, CERTAIN LIENS).

         SECTION 9.08.    Waivers; Amendment.

         (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Paper, or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any provision hereof or in any other Loan Paper may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby (ii) change or extend the Commitment or decrease the

Commitment Fees or the Facility Fees of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Sections
2.15 or 9.04(i) hereof, the provisions of this Section or the definition of the term "Required Lenders", without the prior written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

         SECTION 9.09. Interest Rate Limitation. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. In no event shall the Borrower or any other Person be obligated to pay any amount in excess of the Maximum Amount. If the Administrative Agent or any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower or the other Person entitled thereto.
In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, each Obligor, the Administrative Agent and each Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided that if the Obligation is paid and performed in full prior to the end of the fun contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Administrative Agent or Lenders, as appropriate, shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, neither the Administrative Agent nor any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section 9.09 shall control every other provision of all agreements among the parties to the Loan Papers pertaining to the transactions contemplated by or contained in the Loan Papers.

         SECTION 9.10. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         SECTION 9.11. Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN PAPER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN PAPERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Paper should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contracts and shall become effective as provided in Section 9.03 hereof. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15.    Jurisdiction; Consent to Service of Process.

         (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Paper, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Paper shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Paper against the Borrower or its properties in the courts of any jurisdiction.

         (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any ' suit, action or proceeding arising out of or relating to this Agreement or any other Loan Paper in any New York, New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each party to this Agreement and any other Loan Paper irrevocably consents to service of process in the manner provided for notices in Section 9.01 hereof. Nothing in this Agreement or any other Loan Paper will affect the right of any party to this Agreement or any other Loan Paper to serve process in any other manner permitted by Law.

         SECTION 9.16. Confidentiality. The Administrative Agent and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by Applicable Laws and regulations or by any subpoena or similar legal process,
(d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section
9.16 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

              THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duty executed by their respective authorized officers as of the day and year first above written.



    THE BORROWER:                JWC ACQUISITION I, INC.



                                 /s/ Adam L. Sutton
                                 ---------------------------------------
                                 By:  Adam L. Sutton
                                 Its:  Vice President

    THE ADMINISTRATIVE AGENT:    NATIONSBANK, N.A.,
                                 as Administrative Agent



                                 /s/ Bradford Jones
                                 ----------------------------------------
                                 By:  Bradford Jones
                                 Its:  Attorney-In-Fact

    THE LENDERS:                 NATIONSBANK, N.A.,
                                 individually as a Lender



                                 /s/ Bradford Jones
                                 ----------------------------------------
                                 By:  Bradford Jones
                                 Its:  Attorney-In-Fact


                                 FLEET NATIONAL BANK


                                 /s/ John E. Duncan
                                 ----------------------------------------
                                 By:  John E. Duncan
                                 Its:  Managing Director

                                   EXHIBIT A

JWC ACQUISITION I, INC.   Administrative Detail Reply Form
                          NationsBank

BORROWER:                 JWC Acquisition I, Inc.

Name of Entity for Signature Page: _______________________

Name of Person to Receive Draft Credit Agreement at Bank: _____________________

                 CREDIT CONTACT         OPERATION CONTACT        LEGAL COUNSEL
NAME:            ---------------        ---------------          -------------
TITLE:           ---------------        ---------------          -------------
ADDRESS:         ---------------        ---------------          -------------
                 ---------------        ---------------          -------------
                 ---------------        ---------------          -------------
                 ---------------        ---------------          -------------
TELEPHONE:       ---------------        ---------------          -------------
FACSIMILE #:     ---------------        ---------------          -------------
TELEX #:         ---------------        ---------------          -------------
ANSWERBACK:      ---------------        ---------------          -------------


PAYMENT INSTRUCTIONS

Fed Wire Instructions
---------------------

Pay To:              ------------------------------------------------------
                      (Name of Bank)

                     ------------------------------------------------------
                      (Address)

                     ------------------------        ----------------------
                      (City)                         (State)       (Zip)

                     ------------------------------------------------------
                     (ABA #)                          (Account #)

                     ------------------------------------------------------
                     (Attention)

NATIONSBANK PAYMENT INSTRUCTIONS

Pay to:                   NationsBank, N.A.
                          ABA #: [111000025]

Attention:                Commercial Loan Operations

Reference:                JWC Acquisition I, Inc.

Account:                  --------------------------



-------------------------------------------------------------------------------
NationsBank Capital Markets, Inc.                        Strictly Confidential

                                   EXHIBIT B


                           ASSIGNMENT AND ACCEPTANCE


       Reference is made to the Credit Agreement dated as of December ___, 1996 (the "Credit Agreement"), among JWC Acquisition I, Inc., a Delaware corporation (the "Borrower"), the lenders listed on Schedule 2.01 thereto (the "Lenders") and NationsBank, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent "). Terms defined in the Credit Agreement are used herein with the same meanings.

         1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04 of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Papers and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations, under the Credit Agreement.

       2. This Assignment and Acceptance shall be governed by, and construed in accordance with the laws of the State of New York.


Date of Assignment: -------------------

Legal Name of Assignor: ---------------

Legal Name of Assignee: ---------------

Assignee's Address
for Notices:         --------------------------
                     --------------------------
                     --------------------------

  Effective Date of Assignment (may
  not be fewer than 5 Business Days
  after the Date of Assignment):
                                 ----------------------

Facility/Commitment     Principal Amount of Loans Assigned  Percentage Assigned
                                                            of Applicable
                                                            Facility/Commitment
                                                            (set forth, to
                                                            at least 8 decimals,
                                                            as a percentage of
                                                            the Facility and
                                                            the aggregate
                                                            Commitments of all
                                                            Lenders thereunder)


Revolving Credit         $                                          %
Term Credit              $                                          %



The terms set forth      Accepted by:
above are hereby
agreed to:


-------------------,
as Assignor
                         ----------------------------,
                         as Assignee

By:                      By:
   ----------------         -------------------------
   Name:                    Name:
   Title:                   Title:


NATIONSBANK, N.A., as    JWC ACQUISITION I, INC.
Administrative Agent


By:                      By:
    ----------------        -------------------------
    Name:                   Name:
    Title:                  Title:

                                   EXHIBIT C


                               BORROWING NOTICE


                                    , 199__





NationsBank, N.A., as
   Administrative Agent
100 N. Tryon Street
NC1-007-07-01
Charlotte, North Carolina 28255

Attention: ---------------------

Ladies and Gentlemen:

         The undersigned refers to the Credit Agreement dated as of December ___, 1996 (the "Credit Agreement", the terms defined therein being used herein as therein defined) among JWC Acquisition I, Inc., NationsBank, N.A., as Administrative Agent, and each Lender, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (a "Proposed Borrowing") as required by Section 2.03, of the Credit Agreement:

      Proposed Borrowing:


      (i)   The Business Day of such Proposed Borrowing is ___________, 199__.

      (ii) The Type of Borrowing comprising such Proposed Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing with an initial Interest Period of ____ month[s]].

      (iii)   The aggregate amount of such Proposed Borrowing is $_________.

      (iv) The proceeds of such Proposed Borrowing are to be disbursed to account number _______________ at [name and address of bank].

              The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:


             (A) the conditions precedent specified in Article IV of the Credit Agreement have been satisfied with respect to the Proposed Borrowing and will remain satisfied on the date of such Proposed Borrowing;

             (B)  the representations and warranties specified in
         Article III of the Credit Agreement are true and correct in all material respects as though made on and as of such date; and


             (C) no event has occurred and is continuing or would result from such Proposed Borrowing which constitutes a Default or Event of Default.



                                                  Very truly yours,
                                                  JWC ACQUISITION I, INC.



                                                   By:
                                                      ---------------------
                                                      Name:
                                                      Title:

                                   EXHIBIT D


                            COMPLIANCE CERTIFICATE


         The undersigned hereby certifies that he/she is the duly elected [President]/[Vice President]/[Treasurer] of JWC Acquisition I, Inc., a Delaware corporation (the "Borrower"), and that he/she is authorized to execute this Certificate on behalf of the Borrower pursuant to Section 5.04(c) of that certain Credit Agreement dated as of December __, 1996 (the "Credit Agreement"), among the Borrower, NationsBank, N.A., individually and as Administrative Agent and each Lender a party thereto. All terms used but not defined herein shall have the meanings set forth in the Credit Agreement. This Certificate is submitted concurrently with the [quarterly]/[annual] financial statements of the Borrower for the period ended 199_. The undersigned hereby further certifies to the following as of the date set forth below:


         No event has occurred which constitutes a Default or an Event of Default.

         1. Pursuant to Section 6.01 of the Credit Agreement, the only Indebtedness of the Borrower and its Subsidiaries is as follows:

         2. Neither the Borrower nor any of its Subsidiaries have entered into any sale and lease back transaction prohibited by Section 6.03 of the Credit Agreement.

         3. Pursuant to Section 6.04 of the Credit Agreement, the only Investments of the Borrower and its Subsidiaries are as follows:

         4. Neither the Borrower nor any of its Subsidiaries have entered into any merger or consolidation, or made any sales, transfers or other dispositions of all or any substantial part of its assets or any amount of Capital Stock of any Subsidiary of the Borrower or the Target, prohibited by
Section 6.05 of the Credit Agreement.

         5. Pursuant to Section 6.06 of the Credit Agreement, the only dividends or distributions made by the Borrower and its Subsidiaries are as follows:

         6. Neither the Borrower nor any of its Subsidiaries have made any capital expenditures prohibited by Section 6.12 of the Credit Agreement.

         7. The attached financial statements fairly present the financial condition and results of operations of Holding and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year end audit adjustments]<F1>.

         IN WITNESS WHEREOF, I have executed this Certificate as of the _______ day of ______________________, 199__.


                                              JWC ACQUISITION I, INC.


                                              -----------------------
                                              By:--------------------
                                              Its:-------------------